Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Immix Biopharma, Inc. of our report dated March 29, 2024 relating to the consolidated financial statements of Immix Biopharma, Inc. and its subsidiaries as of and for the year ended December 31, 2023, appearing in the Annual Report on Form 10-K of Immix Biopharma, Inc. for the year ended December 31, 2024.

We also consent to the references to us under the heading “Experts” in the prospectus, which is part of such Registration Statement.

/s/ KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Glendora, California

January 9, 2026